Exhibit 4.26

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT
by and among
BANK OF AMERICA CORPORATION,

MERRILL LYNCH & CO., INC.,

and

MELLON INVESTOR SERVICES LLC, as Depositary

-i-

AGREEMENT
     THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) dated as of December 31, 2008 is by and among Bank of America Corporation, a Delaware corporation (“Parent”), Merrill Lynch & Co, Inc., a Delaware corporation (the “Company”) and Mellon Investor Services LLC, a New Jersey limited liability company, as depositary (the “Depositary”).
RECITALS
     WHEREAS, the Company currently has the following series of preferred stock issued and outstanding: (a) 6.70% Noncumulative Perpetual Preferred Stock, Series 6, par value $1.00 per share (the “Merrill Lynch Series 6 Preferred Stock”) and (b) 6.25% Noncumulative Perpetual Preferred Stock, Series 7, par value $1.00 per share (the “Merrill Lynch Series 7 Preferred Stock”) (collectively, the “Preferred Stock”);
     WHEREAS, the Company has previously assumed all of First Republic Bank’s obligations, rights and interests under the following deposit agreements, which agreements remain in full force and effect: (i) Deposit Agreement, dated as of January 28, 2004, among First Republic Bank, the Depositary and the holders from time to time of the Receipts (relating to the Merrill Lynch Series 6 Preferred Stock) and (ii) Deposit Agreement, dated as of March 18, 2005, among First Republic Bank, the Depositary and the holders from time to time of the Receipts (relating to the Merrill Lynch Series 7 Preferred Stock) (each, a “Deposit Agreement,” collectively, the “Deposit Agreements”);
     WHEREAS, Parent, the Company and MER Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), executed an Agreement and Plan of Merger, dated as of September 15, 2008, as amended by Amendment No. 1, dated October 21, 2008, pursuant to which, at the effective time of the merger, Merger Sub would merge with and into the Company (the “Merger”), with the Company surviving the Merger and with each outstanding share of Preferred Stock being converted into a share of preferred stock of Parent with substantially identical terms as the Preferred Stock (the “BAC Mirror Preferred Stock”);
     WHEREAS, upon consummation of the Merger, the Company desires to assign, and Parent desires to assume, the Company’s obligations under the Deposit Agreements;
     WHEREAS, pursuant to Section 4.6 of the Deposit Agreements, upon a merger to which the Company is a party, the Depositary shall upon instructions of the Company treat any securities that shall be received by the Depositary in exchange for or upon conversion of or in respect of the Preferred Stock as new deposited securities so received in exchange for or upon conversion or in respect of such Preferred Stock; and
     WHEREAS, upon consummation of the Merger, Parent, pursuant to Section 4.6 of the Deposit Agreements, desires to have the Depositary treat the BAC Mirror Preferred Stock, which shall be received by the Depositary in exchange for or upon conversion of or in respect of the Preferred Stock, as new deposited securities so received in exchange for or upon conversion or in respect of such Preferred Stock.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the parties hereto hereby agree as follows:
ARTICLE 1
ASSIGNMENT AND ASSUMPTION
     Section 1.1 Assignment.
     Upon consummation of the Merger, the Company does hereby assign, transfer, convey and deliver unto Parent, its successors and assigns, all of its rights, interests and obligations under the Deposit Agreements.
     Section 1.2 Assumption.
     Upon consummation of the Merger, Parent hereby accepts such assignment of the Company’s rights, interests and obligations under the Deposit Agreements and agrees to assume and be liable for, and shall perform and discharge, all of the obligations of the Company under the Deposit Agreements. The Depositary hereby acknowledges and accepts the assignment of the Company’s rights, interests and obligations under the Deposit Agreements to Parent and hereby agrees to recognize Parent as the assignee of the Company’s obligations under the Deposit Agreements and release the Company of its obligations under the Deposit Agreements.
ARTICLE 2
AMENDMENTS
     Section 2.1 New Deposited Securities.
     Pursuant to Section 4.6 of the Deposit Agreements, the Company and Parent hereby instruct the Depositary and the Depositary hereby agrees to treat the BAC Mirror Preferred Stock, which shall be received by the Depositary in exchange for or upon conversion of or in respect of the Preferred Stock following consummation of the Merger, as new deposited securities so received in exchange for or upon conversion or in respect of such Preferred Stock.
     Section 2.2 Certain Amendments.
     The parties hereto agree that the Deposit Agreements shall remain in full force and effect following consummation of the Merger, except as modified as follows:
     (a) Any reference to “Bank” in the Deposit Agreements shall mean Bank of America Corporation, a Delaware corporation having its principal office at 100 N. Tyron Street, Charlotte, North Carolina 29255, and its successors.
     (b) Any reference to “Preferred Shares” in the Deposit Agreement with respect to the Merrill Lynch Series 6 Preferred Stock shall mean shares of Bank of America Corporation’s 6.70% Noncumulative Perpetual Preferred Stock, Series 6, par value $0.01 per share.

     (c) Any reference to “Preferred Shares” in the Deposit Agreement with respect to the Merrill Lynch Series 7 Preferred Stock shall mean shares of Bank of America Corporation’s 6.25% Noncumulative Perpetual Preferred Stock, Series 7, par value $0.01 per share.
     (d) Any reference to “certificate of designations” in the Deposit Agreements shall mean the certificate of designations filed with the Secretary of State of Delaware establishing the respective series of Stock as a series of preferred stock of Parent.
     (e) Any reference to “Articles of Incorporation” in the Deposit Agreements shall mean the Amended and Restated Certificate of Incorporation, as amended from time to time, of Parent.
     (f) The address and facsimile number to which notices to the Company shall be delivered pursuant to Section 7.4 of the Deposit Agreements shall be replaced with the following:
Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, NC 28255
Attention: Teresa M. Brenner
                  Associate General Counsel
Facsimile No.: (704) 386-1670
     (g) The address and facsimile number to which notices to the Depositary shall be delivered pursuant to Section 7.4 of the Deposit Agreements shall be replaced with the following:
Mellon Investor Services LLC
525 Market Street, Suite 3500
San Francisco, CA 94105
Attention: Relationship Management
Facsimile: (415) 951-4186
     (h) Exhibit A to each of the Deposit Agreements, which sets forth the form of Receipt (as set forth and defined in the Deposit Agreements), shall be replaced with the respective form of depositary receipt attached to this Agreement.
     Section 2.3 No Further Amendment. Except as expressly amended hereby, the Deposit Agreements are in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. The amendments contained in Section 2.2 of this Agreement are limited as written and shall not be deemed to be an amendment to any other term or condition of the Deposit Agreements or any of the documents referred to therein.
     Section 2.4 No Holder Approval. The Company and Parent hereby certifies to the Depositary that this Agreement does not materially and adversely alter the rights of the holders of the depositary receipts and that no approval of the holders is required under Section 6.1 of the Deposit Agreements. The Company and Parent further represent that the amendments contained in Section 2.2 are in compliance with the terms of Section 6.1 of the Deposit Agreements.
ARTICLE 3
NEW DEPOSITARY RECEIPTS
     Section 3.1 Execution, Delivery and Exchange of Depositary Receipts. The Depositary shall, upon the written order of Parent and subject to the terms and conditions of the Deposit Agreements, execute and deliver Receipts evidencing each series of BAC Mirror Preferred Stock (collectively, the “New Depositary Receipts”). The Depositary further agrees to take any actions reasonably requested by Parent that are necessary to effect an exchange of the existing depositary receipts for the New Depositary Receipts. For the avoidance of doubt, reasonable out-of-pocket expenses incurred pursuant to the execution, delivery and exchange of the depositary receipts are subject to reimbursement pursuant to the terms of Section 5.7 of the Deposit Agreements.
ARTICLE 4
CONDITIONS
     Section 4.1 Conditions to the Assignment, Assumption and Amendment. The provisions contained in Articles I and II of this Agreement shall become effective only upon consummation of the Merger, notice of which shall be given to the Depositary by Parent.
ARTICLE 5
TERMINATION
     Section 5.1 Termination. This Agreement may be terminated by Parent at any time prior to the Merger.
     Section 5.2 Effect of Termination. In the event of termination of this Agreement, as provided in Section 5.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the parties hereto, other than the provisions of this Section 5.2 and Article 6.
ARTICLE 6
GENERAL PROVISIONS
     Section 6.1 Successors; Binding Effect; Benefit. This Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

     Section 6.2 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by the parties hereto.
     Section 6.3 Notices. Any and all notices to be given to the Depositary under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or facsimile transmissions confirmed by letter, addressed to the Depositary at:
Mellon Investor Services LLC
525 Market Street, Suite 3500
San Francisco, CA 94105
Attention: Relationship Management
Facsimile: (415) 951-4186
     Section 6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.
     Section 6.5 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
     Section 6.6 Headings. Headings of the Articles and Sections of this Agreement have been inserted for convenience only and are not to be regarded as a part of this Agreement or to have any bearing upon the meaning or interpretation of any provision contained herein.
     Section 6.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the date first indicated above.

BANK OF AMERICA CORPORATION
By:	/s/ Teresa M. Brenner
	Name:	Teresa M. Brenner
	Title:	Associate General Counsel

MERRILL LYNCH & CO., INC.
By:	/s/ Marlene Debel
	Name:	Marlene Debel
	Title:	Assistant Treasurer

MELLON INVESTOR SERVICES LLC, as Depositary
By:	/s/ Sharon Magidson
Authorized Officer